                                                                                                          Exhibit F
                                       Tropical Sportswear Int'l Corporation
                               Corporate Governance and Nominating Committee Charter

Purpose

The purpose of the  Nominating  and Governance  Committee  (the  "Committee")  of the Board of Directors is to make recommendations  to the  Board  concerning  the  composition  and  structure  of the  Board,  identify  individuals qualified to become Board  members,  recommend  to the Board the director  nominees for the next annual  meeting of shareholders  and to fill any  vacancies  on the  Board,  develop  and  recommend  to the Board a set of  corporate governance principles  applicable to the Corporation,  and make recommendations to the Board on matters of Chairman of the Board and Chief Executive Officer succession.

Organization

The  Board  shall  annually  designate  the  members  of the  Committee  and its  Chairman.  The Board may fill any vacancies on the Committee.  The Committee shall be composed of not less than three  directors,  each of whom shall be independent in accordance with any applicable  requirements  of the NASDAQ.  No action of the Committee shall be invalid  or  deemed  beyond  the  authority  of the  Committee  because  of a  failure  of any  member  to meet the requirements of this paragraph.

Meetings

The Committee  shall meet as often and at such times and places as determined  by the  Committee.  A meeting may be called by any member of the  Committee.  A majority of the members of the  Committee  shall  constitute a quorum at any  meeting.  In the absence of its  Chairman,  the  Committee  may appoint any other  member of the  Committee to preside at its meetings.  The members of the Committee shall not have the authority to appoint another  director to act in the place of an absent or  disqualified  member of the Committee.  A written agenda shall be prepared,  when possible,  for each meeting and distributed to Committee  members prior to the meeting,  together with any relevant background  materials.  The Secretary of the  Corporation  or the Committee  Chairman's  designee will serve as the
Secretary  of the  Committee.  Minutes of each meeting  shall be prepared and  distributed  to the  Committee.  The
Committee shall report on each of its proceedings to the Board at the next regular meeting of the Board.

Duties

The Committee shall:

1)   Consider and recommend to the Board the optimum size, classifications, terms of office of nominees and members and criteria for Board membership.

2)   Establish  procedures for identifying and attracting potential nominees for directorship who meet the criteria for Board membership.

3)   Consider suggestions received from shareholders regarding nominees for election as directors.

4)   Propose to the Board for election as directors in connection  with the annual meeting of  shareholders  of the
     Corporation, and to fill Board vacancies, individuals who meet the criteria for Board membership.

5)   Review continued  appropriateness  of Board membership of those members who retire or change the position they held when they joined the Board.

6)   Consider  and  recommend  to  the  Board a succession  plan for the Chairman of the Board and Chief  Executive
     Officer.

7)   Recommend  the  functions  of  the  various  committees of the Board,  the members of the  Committees  and the
     Chairpersons of the Committees.

8)   Periodically review  the  charters  of  Board  committees  to  ensure they  reflect a commitment  to effective governance.

9)   Perform  such  duties  and make such  investigations  and reports as the Board shall by resolution  determine, subject to the  restrictions  on committee  power and  authority as set forth in the  Corporation's  Bylaws or applicable law.

10)  Periodically review  and make  recommendations to the Board concerning the adoption of governance policies and principles for the Corporation.

Resources and Authority

The  Committee  shall have the sole  authority  to retain and  terminate  any  search  firm to be used to  identify director  candidates.  The  Committee  shall have sole  authority  to  approve  the  search  firm's  fees and other retention terms.  The Committee may form and delegate authority to subcommittees as it deems appropriate.

Review of Charter

The  Committee  shall  periodically  review the  provisions  of this Charter and  recommend at that time, or at any other time, any changes to the Board.